Exhibit (a)(5)(B)

Filed by C&D Technologies, Inc.

Pursuant to Rule 425 under the Securities Act of

1933 and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934.

Subject Company: C&D Technologies, Inc.

Commission File No.: 1-9389

C&D TECHNOLOGIES PROVIDES EXCHANGE OFFER UPDATE

—95.56% of Notes Have Been Validly Tendered—

—Company to Hold a Special Stockholder Meeting at 9.00 AM EST on December 13, 2010 —

— Exchange Offer to Expire at 11:59 PM EST on December 13, 2010 —

BLUE BELL, Pa., December 3, 2010 - C&D Technologies, Inc. announced today that approximately 95.56% of the outstanding principal of its outstanding 5.25% Convertible Senior Notes due 2025 and 5.50% Convertible Senior Notes due 2026 (together the “Notes”) have been validly tendered and not validly withdrawn as of 5:00 PM Eastern Standard Time on December 2, 2010, in its outstanding exchange offers. Assuming that none of the Notes which have been validly tendered as of 5:00 PM Eastern Standard Time on December 2, 2010 are validly withdrawn, the minimum tender condition of the exchange offers will be satisfied.

As previously reported, the Company is seeking to exchange the Notes for up to 95% of the outstanding shares of the Company’s common stock (the “Common Stock”) in the aggregate following consummation of the exchange offers. Following the consummation of the exchange offers, the existing stockholders of the Company would hold at least 5% of the outstanding shares of the Common Stock, up to a maximum of 9.75% of the outstanding shares of the Common Stock.

The consummation of the exchange offers is conditioned upon, among other things, at least 95% of the aggregate principal amount of the Notes being validly tendered and not validly withdrawn and the holders of Common Stock approving the exchange offers and an amendment to the Company’s certificate of incorporation authorizing an increase in the number of shares of Common Stock authorized for issuance and a forward stock split in ratios between 1:1 and 1.95:1, to be determined by the Board of Directors of the Company (together, the “Shareholder Exchange Consent”).

The Stockholder Meeting

The Company will hold a special meeting of its stockholders at 9:00 AM Eastern Standard Time on Monday, December 13, 2010 at the corporate offices of C&D located at 1400 Union Meeting Road, Blue Bell, Pennsylvania. At the special meeting, stockholders of the Company will be asked to consider and vote upon the proposals included in the Shareholder Exchange Consent, as more fully described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on November 30, 2010. Stockholders of record at the close of business on October 18, 2010 will be entitled to notice of and to vote at the meeting. Instructions for how to vote by proxy at the meeting, even if a stockholder is unable to attend the meeting, are included in the definitive proxy statement. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL INCLUDED IN THE SHAREHOLDER EXCHANGE CONSENT.

On December 2, 2010, the Company retained MacKenzie Partners, Inc. (“MacKenzie”) to act as proxy solicitor in connection with the special meeting of stockholders on December 13, 2010. Under the terms of the engagement letter between the Company and MacKenzie, MacKenzie will be entitled to a fee of up to $70,000 in connection with acting as proxy solicitor and reimbursement of out of pocket expenses incurred by MacKenzie.

Stockholders that have any questions or need assistance in voting their shares should call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500.

The Restructuring

The exchange offers provide an out-of-court method of restructuring the Company’s indebtedness to address imminent debt repayment obligations and liquidity issues. If the exchange offers are not consummated, as a result of any of the conditions thereto not being satisfied, the Company will be unable to repay its current indebtedness from cash on hand or other assets. Therefore, the Company is simultaneously soliciting holders of the Notes and the existing holders of Common Stock to approve a prepackaged plan of reorganization as an alternative to the exchange offer. As noted above, if the restructuring is accomplished through the exchange offers, the holders of Notes will receive their pro rata share of up to 95% of the outstanding shares of Common Stock following the consummation of the exchange offers and the existing stockholders of the Company will hold at least 5%, and up to 9.75% of the outstanding shares of Common Stock following the consummation of the exchange offers. If the restructuring is accomplished through the prepackaged plan of reorganization, 100% of the Notes, plus all accrued and unpaid interest, will be cancelled, and holders of Notes will receive their pro rata share of either (i) 95% of the common stock of the Company issued under the prepackaged plan (the “New Common Stock”), if the Shareholder Exchange Consent is obtained or (ii) 97.5% of the New Common Stock, subject to dilution by any issuance made pursuant to certain shareholder warrants to purchase 5.0% of the Common Stock (the “Shareholder Warrants”), if the Shareholder Exchange Consent is not obtained.

If the restructuring is accomplished through the prepackaged plan of reorganization, 100% of the Common Stock will be cancelled, and holders of Common Stock will receive their pro rata share of either (i) 5% of the New Common Stock, if the Company’s stockholders approve the Shareholder Exchange Consent or (ii) (x) 2.5% of the New Common Stock and (y) Shareholder Warrants, if the Company’s stockholders do not approve the Shareholder Exchange Consent.

The exchange offers are scheduled to expire at 11:59 PM, Eastern Standard Time, on the December 13, 2010, and validly tendered Notes may be validly withdrawn at any time prior to the expiration time.

The exchange offers are subject to and described more fully in the Company’s effective Registration Statement on Form S-4 filed with the SEC on November 30, 2010.

The Prepackaged Plan of Reorganization

If the conditions to the exchange offers are not satisfied or if the Shareholder Exchange Consent is not obtained, but a sufficient number of holders and Notes and holders of a requisite principal amount of Notes vote to accept the prepackaged plan of reorganization, then the Company will pursue an in-court restructuring. If confirmed, the prepackaged plan of reorganization would have principally the same effect as if 100% of the holders of Notes had tendered their notes in the exchange offer. To confirm the prepackaged plan of reorganization without invoking the “cram-down” provisions of the Bankruptcy Code, holders of Notes representing at least two-thirds in amount and more than one-half in number of those who vote and holders of at least two-thirds in number of outstanding common Stock must vote to accept the plan. As of 5:00 PM Eastern Standard Time on December 2, 2010, holders of Notes representing at least 69.87% in amount of outstanding principal have voted to accept the plan.

Solicitation Participants

C&D Technologies and its directors, executive officers and certain other members of management and employees may be soliciting proxies from its stockholders in favor of the Stockholder Exchange Consent. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the C&D stockholders in connection with the exchange offer are set forth in the definitive proxy statement filed with the SEC on November 30, 2010. You can find information about C&D’s executive officers and directors in its definitive proxy statement filed with the SEC on May 7, 2010. You can obtain free copies of these documents from C&D Technologies using the contact information below.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies’ engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, Pennsylvania. For more information about C&D Technologies, visit http://www.cdtechno.com.

Additional Information

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. C&D’s exchange offer of shares of its common stock in exchange for outstanding Notes has commenced, but the solicitation and the offer to exchange such notes will only be made pursuant to the tender offer statement, including information incorporated from the Registration Statement on Form S-4 filed by C&D Technologies with the SEC on November 30, 2010, on Schedule TO filed with the SEC on October 18, 2010, as amended by filings with the SEC on November 9, 2010 and November 23, 2010. NOTEHOLDERS SHOULD READ ALL OF THESE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The proxy statement filed by C&D Technologies with the SEC on November 30, 2010 may be obtained free of charge: at the website of the SEC at www.sec.gov; from the information agent named in the tender offer materials; or on the “Investor Relations” portion of C&D Technologies, Inc.’s website at www.cdtechno.com. STOCKHOLDERS SHOULD READ THE DEFINITIVE PROXY STATEMENT CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER 13, 2010 BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Noteholders and stockholders will be able to obtain the registration statement on form S-4, the tender offer statement on Schedule TO and related materials with respect to the exchange offer, free of charge: at the website of the SEC at www.sec.gov; from the information agent named in the tender offer materials; or on the “Investor Relations” portion of C&D Technologies, Inc.’s website at www.cdtechno.com.

Epiq Bankruptcy Solutions, LLC (“Epiq”) is serving as exchange agent and information agent for the exchange offer and as tabulation agent for the solicitation of the prepackaged bankruptcy plan.

Holders of Notes with questions regarding the tender and exchange process or voting on the prepackaged plan of reorganization should contact Epiq at (646) 282-2400 or at (866) 734-9393 (toll free).

Stockholders or Noteholders with questions regarding the tender and exchange process or voting at the special stockholder meeting may also contact the Company by contacting Ian Harvie, Senior Vice President and Chief Financial Officer at (215) 619-7835.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, updated to reflect certain subsequent events as detailed in the Current Report on Form 8-K, filed on October 20, 2010, which should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010, including the risk factors contained therein. We caution you not to place undue reliance on these forward-looking statements. Further, factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following: the Company’s inability to consummate the exchange offer or voluntary prepackaged plan of reorganization.